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                                 EXHIBIT 10(q)

                    ANNUAL TOP MANAGEMENT CASH BONUS PROGRAM

The Company maintains a cash bonus plan whereby the executive officers and salaried marketing department personnel are eligible to receive cash bonuses equal to a percentage of the executive officer's base salary if certain corporate pretax profit objectives are achieved. The executive officers selected each year to participate in the cash bonus plan, as well as the performance targets on which the cash bonuses are based and the amount of the cash bonuses are determined each year at the discretion of the Chairman and the Board of Directors.

Specifically, the Chairman recommends to the Board of Directors certain executive officers who will participate in the plan each year. Such executive officers who will participate in the plan as evidenced by written notice from the Company. The amount of the actual cash bonus paid to the various executive officers participating in the cash bonus plan is calculated based on the attainment of the corporate pretax profit objectives set at the commencement of each fiscal year.

The cash bonuses are normally paid within the sixty (60) days after the end of the fiscal year.




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